Exhibit 11

                    Boise Cascade Corporation
                Computation of Per Share Earnings




                             Three Months Ended    Nine Months Ended
                                September 30          September 30
                               1997      1996       1997       1996
                                   (expressed in thousands,
                                   except per share amounts)

Net income (loss) as
 reported                   $ (6,200) $ (1,650)   $(37,640) $   6,910
Preferred dividends           (6,249)   (9,839)    (25,546)   (29,479)
                            ________  ________    ________  _________
Primary loss                 (12,449)  (11,489)    (63,186)   (22,569)
  Assumed conversions:
    Preferred dividends
      eliminated               3,546     7,136      17,438     21,371
    Supplemental ESOP
      contribution            (3,031)   (3,188)     (9,098)    (9,531)
                            ________  ________    ________  _________
Fully diluted loss          $(11,934) $ (7,541)   $(54,846) $ (10,729)

Average number of common
 shares
  Primary                     54,814    48,469      50,658     48,211
  Fully diluted               60,733    60,591      60,556     60,526

Net loss per common share
  Primary                   $   (.23) $   (.24)   $  (1.25) $    (.47)
  Fully diluted(1)          $   (.20) $   (.12)   $   (.91) $    (.18)


(1) Because the computation of fully diluted loss per common share was antidilutive, the fully diluted loss per common share reported for the three and nine months ended
     September 30, 1997 and 1996, was the same as primary loss per common share.